Quotient Technology Inc. Reports Fourth Quarter and Full Year 2015 Financial Results

Company delivers 16% revenue growth in the fourth quarter over last year

Digital paperless transactions increased 31% sequentially

MOUNTAIN VIEW, Calif., Feb. 11, 2016 /PRNewswire/ -- Quotient Technology Inc. (NYSE: QUOT), which recently changed its name from Coupons.com Incorporated, a leader in the digital transformation of the multi-billion dollar promotions industry, today reported financial results for the fourth quarter and full year ended December 31, 2015.

Fourth Quarter 2015 Financial Highlights and Key Metrics

  Total revenue was $69.4 million in Q4 2015, a 16% increase over Q4 2014.
  Revenue from media increased 29% from a year ago.
  Adjusted EBITDA was $7.5 million compared to $8.3 million a year ago.
  GAAP net loss for the Q4 2015 was $3.6 million, which included $6.8 million in stock-based compensation expense and a benefit of $253,000 resulting from the change in fair value of contingent consideration related to the Company's acquisition of Eckim. GAAP net loss in Q4 2014 was $1.7 million, which included $7.8 million in stock-based compensation expense and a benefit of $2.9 million resulting from the change in fair value of contingent consideration to the acquisition of Eckim.
  Cash generated by operations in Q4 2015 was $3.7 million, as compared to $6.1 million in the same period of 2014.
  Total digital coupon transactions during Q4 were a record 469 million, up 25% over Q4 2014.

"I'm very pleased with our performance this quarter and the momentum we are seeing across our business," said Steven Boal, CEO of Quotient. "We continued to expand our network as the consumer shift to mobile drove transaction growth in both digital paperless and print. As our network grows, so does our ability to deliver personalized and targeted offers at greater scale, increasing the value of our platform for CPGs, retailers and consumers.

"We are now focused on completing the rollouts of our remaining signed Retailer iQ partners, and helping them build consumer adoption through marketing events," Boal said. "Additionally, we plan to continue to drive greater value through our platform with offerings from Shopmium, our newly acquired cash back mobile app platform, expanded media opportunities, and ongoing investments in data and analytics. Consumers are bringing retailers and CPGs into the digital era at an accelerated pace. As the digital evolution continues, and our mobile traffic increases, we believe it will provide a tailwind to our long-term growth."

Total revenue for the year ended December 31, 2015 was $237.3 million, as compared to $221.8 million for the same period of 2014. GAAP net loss for the year ended December 31, 2015 was $26.7 million, which included $32.3 million in stock-based compensation expense, a loss of $1.2 million resulting from the change in fair value of contingent consideration related to the acquisition of Eckim, and a $4.8 million gain on sale of a right to use a web domain name. For comparison, GAAP net loss for the twelve months ended December 31, 2014 was $23.4 million, which included $35.5 million in stock-based compensation expense and a benefit of $5.7 million resulting from the change in fair value of contingent consideration related to the acquisition of Eckim. Adjusted EBITDA for 2015 was $18.3 million, as compared to $24.0 million for the same period of 2014.

"We ended the year on a positive note, delivering record revenue and transactions. Digital paperless transactions, primarily driven by mobile, increased 58% over last year," said Jennifer Ceran, CFO of Quotient. "Adjusted EBITDA for the fourth quarter was primarily driven by strong top line performance. As we enter 2016, we plan to continue to invest in future opportunities for long term growth, particularly around data and analytics."

Company Authorized New Stock Repurchase Program

On February 4, 2016, the Company's board of directors authorized a new repurchase program of $50.0 million of the Company's common stock through February 2017 in open market or in privately negotiated transactions. The timing and the amount of any repurchases of common stock will be determined based on a variety of factors.

As of December 31, 2015, Quotient had $159.9 million in cash, cash equivalents and short-term investments and generated $9.2 million in cash from operations in that year.

2015 Business Highlights

  The Company changed its corporate name from Coupons.com Incorporated to Quotient Technology Inc. to better reflect its products and services. Its deepening relationships with Fortune 500 CPGs and retailers required a corporate identity that extended beyond its great consumer brands. Coupons.com continues to lead Quotient's consumer portfolio, as it invests in both its enterprise platform and consumer portfolio.
  Traffic from mobile devices now represents approximately 35% of traffic on Quotient's properties, up from less than 20% in fourth quarter 2014, demonstrating an accelerated pace in the shift to mobile.

Quotient Promotions continued to see momentum build across the platform, particularly within Retailer iQ

  Total transactions in the fourth quarter 2015 grew 25% over fourth quarter 2014. Digital paperless transactions represented over 50% of all transactions in 2015. Digital print transactions increased slightly in the fourth quarter as compared to the third quarter, in part due to the ongoing rollout of the Company's new mobile printing experience.
  The Company launched new products on the platform such as digital circular and targeted promotions, designed to drive efficiency in trade spend where CPGs and retailers spend approximately $200 billion annually. In the fourth quarter the Company improved the consumer experience on mobile, enabling printing directly from Coupons.com.
  Consumer adoption continued to build on Retailer iQ as transactions in the fourth quarter 2015 grew 48% over the third quarter. In 2015, Quotient expanded coverage on Retailer iQ, which now includes grocery, drug, dollar and mass channels. At the end of the fourth quarter 2015, the Company had 15 retailer banners live on the platform, with seven marketing their programs.

Quotient Media continued to grow in 2015 while new media offerings expand opportunity

  In the fourth quarter 2015, media revenue grew 29% year over year.
  Earlier in 2015, the Company expanded its media offerings on desktop and mobile to include its Coupons.com app, Retailer iQ partner websites and apps, and Quotient's digital circulars. Quotient also enhanced its ad-serving platform to use significantly more behavioral and transactional data to deliver targeted media.
  In the fourth quarter, Quotient enhanced media capabilities on Brandcaster, the cornerstone of the Quotient Publisher Platform that enables approximately 30,000 of its publisher partners to feature coupon galleries, dynamic offer modules, and media on their sites.

Focus on Coupons.com consumer brand and shopper experience

  In the fourth quarter of 2015, Quotient acquired Shopmium, a mobile, receipt scanning, cash back app platform that bolsters the Company's mobile experience and enhances its data capabilities to deliver personalized and targeted media and promotions. Shopmium recently launched in the U.K. and the Company's U.S. sales team is now leveraging their CPG relationships to bring the offers currently available across its network into the Shopmium experience.
  In the third quarter, Quotient launched a new consumer marketing campaign to increase awareness and drive shoppers to Coupons.com. The campaign ties together both the functional and emotional benefits that Coupons.com savings deliver for the Company's shoppers and included online, mobile, video, and print.

Business Outlook

As of today, Quotient is providing the following business outlook.

For the first quarter 2016, total revenue is expected to be in the range of $59.0 million to $62.0 million. Adjusted EBITDA for the first quarter 2016 is expected to be in the range of $2.0 million to $3.0 million.

For the full year of 2016, total revenue is expected to be in the range of $250.0 million to $260.0 million. Adjusted EBITDA for the full year of 2016 is expected to be in the range of $20.0 million to $25.0 million.

Conference Call Information

Quotient CEO Steven Boal, and CFO Jennifer Ceran will host a conference call and live webcast to discuss the Company's financial results and business outlook today at 4:30 p.m. EST / 1:30 p.m. PST. Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, please dial (877) 201-0168, or outside the U.S. (647) 788-4901, with Conference ID# 22718210 at least five minutes prior to the 1:30 p.m. PST start time. The live webcast and accompanying presentation can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measures

Quotient has presented Adjusted EBITDA, a non-GAAP financial measure, in this press release, because it is a key measure used by Quotient's management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget, to develop short and long-term operational plans, and to determine bonus payouts and executive officer compensation. In particular, the Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of its core business. Additionally, Adjusted EBITDA is a key financial measure used by the compensation committee of the board of directors in connection with the determination of compensation for its executive officers. Accordingly, Quotient believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company's operating results in the same manner as the Company's management and board of directors. Quotient defines Adjusted EBITDA as net income/(loss) adjusted for interest expense, other income (expense) – net, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, gain on sale of a right to use a web domain name and change in fair value of contingent consideration.

Quotient's use of Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP. Some of these limitations are:

  Although depreciation and amortization are non-cash expenses, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect capital expenditure requirements for such replacements or for new capital expenditure requirements; and
  Adjusted EBITDA does not reflect: (i) changes in, or cash requirements for, working capital needs; (ii) the potentially dilutive impact of stock-based compensation; (iii) tax payments that may represent a reduction in cash available to Quotient; (iv) the effects of interest expense, other income (expense) – net, income taxes, depreciation and amortization, stock-based compensation, gain on sale of right to use a web domain, and change in fair value of contingent consideration; and (v) other companies, including companies in its industry, may calculate Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.

These non-GAAP financial measures are not intended to be considered in isolation from, as substitutes for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net loss, and the Company's other GAAP financial results.

For a reconciliation of non-GAAP financial measures to the nearest comparable GAAP financial measures, see "Reconciliation of Projected Net Loss to Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning Quotient's current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include Quotient's current expectations with respect to revenues and Adjusted EBITDA for the first quarter and full year 2016, Quotient's expectations for the continued rollout of the Retailer iQ digital platform and other new products and apps, including mobile, media and data and analytics offerings, the expansion of its network and the value proposition of its offerings, Quotient's expectations regarding potential opportunities for Shopmium, Quotient's expectations with respect to its future investments and growth, Quotient's expectations regarding increased leverage in Adjusted EBITDA, and Quotient's expectations regarding industry trends and developments applicable to it. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available to Quotient's management at the date of this press release and its management's good faith belief as of such date with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, Quotient's financial performance, including its revenues, margins, costs, expenditures, growth rates and operating expenses, and its ability to generate positive cash flow and become profitable; the amount and timing of digital promotions by CPGs, which are affected by budget cycles, economic conditions and other factors; the Company's ability to adapt to changing market conditions, including the Company's ability to adapt to changes in consumer habits, including mobile device usage; seasonal variations in consumer behavior; the Company's ability to retain and expand its business with existing CPGs and retailers; the Company's ability to negotiate fee arrangements with CPGs and retailers; the impact of mobile on the Company's platform; the Company's ability to maintain and expand the use by consumers of digital promotions on its platforms and add retailers to such platforms; the Company's ability to attract and retain third-party advertising agencies, performance marketing networks and other intermediaries; the Company's ability to effectively manage its growth; the effects of increased competition in the Company's markets and its ability to compete effectively; the Company's ability to effectively grow and train its sales team; the Company's ability to obtain new CPGs and retailers and to do so efficiently; the Company's ability to successfully integrate acquired companies into its business; the Company's ability to maintain, protect and enhance its brand and intellectual property; costs associated with defending intellectual property infringement and other claims; the Company's ability to successfully enter new markets; the Company's ability to develop and launch new services and features; the Company's ability to attract and retain qualified employees and key personnel, and other factors identified in Quotient's filings with the Securities and Exchange Commission (the "SEC"), including its annual report on Form 10-K filed with the SEC on March 19, 2015 and quarterly reports on Form 10-Q filed with the SEC on May 14, 2015 , August 13, 2015 and November 12, 2015 with the SEC. Additional information will also be set forth in Quotient's future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that the Company makes with the SEC. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Quotient Technology Inc.

Quotient Technology Inc. (NYSE: QUOT), formerly Coupons.com Incorporated, is a leading digital promotion and media platform that connects brands, retailers and consumers. We distribute digital coupons and media through a variety of products, including: digital printable coupons, digital paperless coupons, coupon codes and card linked offers. We operate Retailer iQ, a real-time digital coupon platform that connects into a retailer's point-of-sale system and provides targeting and analytics for manufacturers and retailers. We also power digital coupon initiatives in online marketing campaigns -- including display and video advertising. Our distribution network includes our flagship site, Coupons.com, approximately 30,000 third-party publishers, as well as our mobile applications, Coupons.com, Grocery iQ, Shopmium, and those of our many partners. Clients include hundreds of consumer packaged goods companies, such as Clorox, Procter & Gamble, General Mills and Kellogg's, as well as top retailers like Albertsons-Safeway, CVS, Dollar General, Kroger, and Walgreens. Founded in 1998, Quotient is based in Mountain View, Calif., and is bringing the multi-billion dollar offline promotions industry into the digital world. Learn more about the Company at http://quotient.com.

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Revenues	$69,413	$60,001	$237,309	$221,761
Costs and expenses:
Cost of revenues (1)	25,436	21,722	92,203	86,186
Sales and marketing (1)	26,133	22,686	92,454	78,865
Research and development (1)	11,696	10,984	48,367	49,583
General and administrative (1)	10,093	8,085	34,833	33,392
Change in fair value of contingent consideration	(253)	(2,935)	1,231	(5,741)
Total costs and expenses	73,105	60,542	269,088	242,285
Loss from operations	(3,692)	(541)	(31,779)	(20,524)
Interest expense	(2)	(79)	(290)	(922)
Gain on sale of a right to use a web domain name	—	—	4,800	—
Other income (expense), net	(48)	16	(22)	(72)
Loss before income taxes	(3,742)	(604)	(27,291)	(21,518)
Provision for (benefit from) income taxes	(173)	1,119	(561)	1,926
Net loss	$ (3,569)	$ (1,723)	$ (26,730)	$ (23,444)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.04)	$ (0.02)	$ (0.32)	$ (0.35)
Weighted-average number of common shares used in computing net loss per share attributable to common stockholders, basic and diluted	82,744	80,543	82,807	67,828

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Cost of revenues	$ 427	$ 492	$ 1,728	$ 3,086
Sales and marketing	1,561	2,565	10,658	9,464
Research and development	2,220	2,119	9,680	11,536
General and administrative	2,625	2,607	10,280	11,424
Total stock-based compensation	$ 6,833	$ 7,783	$ 32,346	$ 35,510

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$ (26,730)	$ (23,444)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	16,500	14,737
Stock-based compensation	32,346	35,510
Accretion of debt discount	—	173
Amortization of debt issuance cost	134	77
Loss on disposal of property and equipment	146	9
Gain on sale of a right to use a web domain name	(4,800)	—
Allowance for doubtful accounts	680	136
Deferred income taxes	(561)	1,923
Change in fair value of contingent consideration	1,231	(5,741)
Changes in operating assets and liabilities:
Accounts receivable	(12,792)	(8,863)
Prepaid expenses and other current assets	(1,231)	(4,086)
Accounts payable and other current liabilities	2,967	1,155
Accrued compensation and benefits	146	1,104
Deferred revenues	1,189	(490)
Other liabilities	6	(742)
Net cash provided by operating activities	9,231	11,458

Cash flows from investing activities:
Purchases of property and equipment	(13,170)	(9,580)
Purchase of intangible assets	(636)	(111)
Proceeds from sale of a right to use a web domain name	4,800	—
Acquisitions, net of acquired cash	(16,806)	(13,341)
Purchases of short-term investments	(25,000)	—
Net cash used in investing activities	(50,812)	(23,032)

Cash flows from financing activities:
Proceeds from issuance of common stock	5,680	10,585
Repurchases of common stock	(22,695)	—
Proceeds from initial public offering, net of offering costs	—	176,525
Exercise of warrant	—	1,610
Repayment of debt obligations, related party	—	(15,000)
Repayment of debt obligation	(7,500)	—
Principal payments on capital lease obligations	(62)	(58)
Net cash (used in) provided by financing activities	(24,577)	173,662
Effect of exchange rates on cash and cash equivalents	30	15
Net (decrease) increase in cash and cash equivalents	(66,128)	162,103
Cash and cash equivalents at beginning of period	201,075	38,972
Cash and cash equivalents at end of period	$134,947	$201,075

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$ 134,947	$ 201,075
Short-term investments	25,000	-
Accounts receivable, net	63,239	51,061
Prepaid expenses and other current assets	5,297	4,169
Total current assets	228,483	256,305
Property and equipment, net	25,128	25,399
Intangible assets, net	14,880	11,818
Goodwill	43,895	29,277
Other assets	8,685	9,008
Total assets	$ 321,071	$ 331,807
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 8,187	$ 6,358
Accrued compensation and benefits	15,237	14,861
Other current liabilities	20,170	16,530
Deferred revenues	7,342	6,219
Debt obligation	-	7,500
Total current liabilities	50,936	51,468
Other non-current liabilities	706	827
Contingent consideration related to acquisitions	1,407	-
Deferred tax liabilities	2,532	2,624
Total liabilities	55,581	54,919

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	570,588	531,018
Treasury stock, at cost	(85,427)	(61,935)
Accumulated other comprehensive loss	(747)	(1)
Accumulated deficit	(218,925)	(192,195)
Total stockholders' equity	265,490	276,888
Total liabilities and stockholders' equity	$ 321,071	$ 331,807

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA AND TRANSACTION DATA
(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Net loss	$ (3,569)	$ (1,723)	$ (26,730)	$ (23,444)
Adjustments:
Stock-based compensation	6,833	7,783	32,346	35,510
Depreciation and amortization	4,621	3,959	16,500	14,737
Change in fair value of contingent consideration	(253)	(2,935)	1,231	(5,741)
Interest expense	2	79	290	922
Other income (expense), net	48	(16)	22	72
Provision for (benefit from) income taxes	(173)	1,119	(561)	1,926
Gain on sale of a right to use a web domain name	-	—	(4,800)	—

Total adjustments	$ 11,078	$ 9,989	$ 45,028	$ 47,426

Adjusted EBITDA	$ 7,509	$ 8,266	$ 18,298	$ 23,982

Transactions (1)	469,010	376,512	1,657,039	1,608,082

(1) A transaction is any action that generates revenue, directly or indirectly, including per item transaction fees, revenue sharing fees, set up fees and volume-based fixed fees. Transactions exclude self-generated retailer offers where no revenue is received.

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CONTACT: Investor Relations Contact: Stacie Clements, Vice President, Investor Relations, Phone: 650-605-4535, ir@quotient.com; Media Contact: Paul Sloan, Vice President, Communications, Phone: 650-396-8754, press@quotient.com